Exhibit 10.3

EXECUTIVE SEVERANCE

AND CHANGE IN CONTROL AGREEMENT

In this Executive Severance and Change in Control Agreement dated as of ________ __, 20__ (the “Agreement”), Centene Corporation, including its subsidiaries (collectively referred to as the “Company”), and ___________________ (“Executive”), intending to be legally bound and for good and valuable consideration, agree as follows:

1. Definitions.  For purposes of this Agreement, the following terms shall have the definitions as set forth below:

(a) “Accrued Obligations” shall mean, as of the date of termination, the sum of (A) Executive’s then-current base salary (disregarding any reduction constituting Good Reason) through the date of termination to the extent not theretofore paid, (B) any vacation pay, sick pay, and expense reimbursements earned and accrued by the Executive as of the date of termination to the extent not theretofore paid.  For the purpose of this definition of “Accrued Obligations”, except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Company’s Chief Executive Officer or his/her designee in accordance with the applicable plan, program or policy.

(b) “Cause” shall include acts or omissions that the Company determines in writing, after affording the Executive an opportunity to be heard, are  (i) criminal, dishonest or fraudulent or constitute  misconduct that reflect negatively on the reputation of the Company (including any parent, subsidiary, affiliate or division of the Company); (ii) acts or omissions that could expose the Company or any parent, subsidiary, affiliate or division of the Company to claims of illegal harassment or discrimination in employment;(iii) material breaches of this Agreement; or (iv) continued and repeated failure to perform substantially the duties of his/her employment.

(c)  “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur:  (A) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including Executive, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (B) individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or (C) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Disability” means the disability of the Executive as defined in Section 409A(a)(2)(C) of the Code

(f) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(g) “Good Reason” shall mean, at or after a Change in Control, (i) a reduction in Executive’s annual base salary or annual bonus potential from those in effect immediately prior to the Change in Control, (ii) a material adverse change in Executive’s position with the Company or the nature or scope of Executive’s duties from those in effect immediately prior to the Change in Control,  or (iii) a demand by the Company or the entity surviving the transaction that resulted in the Change in Control that Executive relocate outside of the _____________ metropolitan area which Executive refuses, Executive must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, the Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.  If the Company fails to remedy in all material respects such Good Reason condition, the Executive shall be deemed to have terminated his/her employment for Good Reason.

(h) “Qualifying Termination” shall mean a termination of Executive’s employment by the Company without Cause (and other than due to Executive’s death or Disability) or by Executive at or after a Change in Control for Good Reason.

2. Employee Benefits; Vacation.  The Executive and/or the Executive’s dependents, as the case may be, shall participate in employee and executive retirement, medical, dental, vision, disability, group and/or executive life, accidental death and travel accident insurance, and similar benefit plans and programs of the Company, subject to the terms and conditions thereof, as in effect from time to time with respect generally to senior executives employed by the Company.  Executive shall be entitled to be paid these benefits upon termination in accordance with the terms of the applicable Plans, or, if not governed by ERISA, pursuant to the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company.

3. Severance Pay.  Should Executive’s employment with the Company be terminated due to a Qualifying Termination that is not a Change in Control Termination, in addition to the Executive’s Accrued Obligations, the Company agrees to pay or provide the following compensation and benefits during the severance period:

(a) Severance pay to Executive in the form of twelve (12) months of salary continuation determined using Executive’s then-current base salary (disregarding any reduction constituting Good Reason). All payments otherwise payable under this paragraph 3(a) of this agreement will be reduced by the amount of any compensation receivable or which Employee expects to receive attributable to subsequent employment through the severance period.

(b) A prorated annual bonus for the year in which Executive’s date of termination occurs based on the degree of achievement of goals under the bonus program in effect at the time of termination and the portion of the year elapsed as of the date of termination.  The degree of achievement of goals shall be determined in accordance with the bonus program, except that should any goals be of a subjective nature, the degree of achievement therefore shall be determined by the Company in its sole discretion.  Any such bonus amount shall be paid in a single, lump sum payment at the same time as annual bonuses for the year are paid to the Company’s officers generally.

(c) Subject to Section 7, during the twelve (12) month period of salary continuation, the Company shall pay for a portion of the health and dental insurance continuation coverage (collectively “Medical Coverage”) to which the Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Executive’s timely election of COBRA healthcare continuation coverage.  For such twelve (12) month period, the terminated Executive will be responsible to pay contributions for Medical Coverage provided under this Section 3(c) in the same amount as is charged to similar active employees for similar coverage, rather than the full COBRA premium amount, and the Company shall pay the remainder of the COBRA premium amount.

(d) Subject to Section 7, during the twelve (12) month period of salary continuation, if consistent with the applicable Plan and equity award agreements, the Executive’s existing equity awards shall continue to vest, and options shall continue to be exercisable to the extent that their original terms have not then expired.

(e) If the Executive is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Company at the time of his or her Qualified Termination and if the separation payments under this Section 3 are on account of an “involuntary separation of service” (as defined in Treasury Regulation Section 1.409A-1(n)), the Executive shall receive payments during the six (6) month period immediately following the date of his or her Qualified Termination as otherwise provided under this Section 3 for such six month period except that the total amount of such payments shall not exceed the lesser of the amount specified under (x) Treasury Regulation Section 1.409A-1(9)(iii)(A)(1) or (y) Treasury Regulation Section 1.409A-1(9)(iii)(A)(2) or any successor regulations.  To the extent the amounts otherwise payable during such six (6) month period under this Section 3 exceed the amounts payable under the immediately preceding sentence, such excess amounts shall be paid in single sum on the first regular payroll date of the Company immediately following the six (6) month anniversary of the date of such Qualified Termination.  If the Company reasonably determines that such termination is not an involuntary separation from service, amounts that would otherwise have been paid during the six (6) month period immediately following the date of the Executive’s Qualified Termination under this Section 3 shall be paid in a single sum on the first payroll date of the Company immediately following the six month anniversary of the Executive’s Qualified Termination.  This Section 3(e) shall not apply to payments under Section 3(c).

(f) If amounts are payable under this Section 3, no amounts shall be payable under Section 5.

4. Change in Control.  The Company shall pay to Executive the severance described in Section 5 if Executive’s employment with the Company and all its subsidiaries is terminated under the circumstances described below (a “Change in Control Termination”):

(a) The Executive’s employment with the Company and all of its subsidiaries is terminated:

(i) On the day of, or within twenty-four (24) months after, the occurrence of a Change in Control; or

     Prior to a Change in Control but at the request of any third party participating in or causing the Change in Control; and

(ii) The termination of Executive’s employment was a Qualifying Termination.

5. Change in Control Severance Pay.

        (a) In the event of a Change in Control Termination, in addition to the Executive’s Accrued Obligations, the Company agrees to pay Executive severance pay equal to the product of (x) the sum of (i) the Executive’s annual base salary, plus (ii) the average of the last two (2) annual cash bonuses paid to the Executive during the two (2) most recently completed full fiscal years of the Company, multiplied by two.    Such amount will be paid in an undiscounted lump sum.  In addition, Executive will receive a prorated target annual bonus (based on the Executive’s position and as determined by the Compensation Committee of the Board) for the year in which such termination occurs. During the eighteen (18) month period following the Change in Control Termination, the Company shall pay for the Executive’s entire Medical Coverage to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985.  The Company will continue to maintain and pay all expenses associated with the corporate-owned life insurance policy for the benefit of Executive’s beneficiaries for the remainder of Executive’s life.  For purposes of calculating the amount of severance in this Section 5(a) due as a result of a Qualifying Termination, the Executive’s base salary will be based on the highest amount of such base salary during the two (2) year period ending on the date of termination.

(b) Any stock awards, stock options, stock appreciation rights or other equity-based awards that were outstanding immediately prior to the Change in Control Termination shall, to the extent not then vested and if consistent with the terms of the applicable plan and equity award agreement, fully vest and become exercisable as of the date of the Change in Control Termination and Executive shall have the right to exercise any such stock option, stock appreciation right, or other exercisable equity-based award until the earlier to occur of (i) one (1) year from the date of the Change in Control Termination and (ii) the expiration date of such stock option, stock appreciation right or other equity-based award as set forth in the agreement evidencing such award.

(c) If the Executive is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Company at the time of his or her Change of Control Termination and if the separation payment under this Section 5 is on account of an “involuntary separation of service” (as defined in Treasury Regulation Section 1.409A-1(n)), the Executive shall receive a payment immediately following the date of his or her Change of Control Termination as otherwise provided under this Section 5 except that such payment shall not exceed the lesser of the amount specified under (x) Treasury Regulation Section 1.409A-1(9)(iii)(A)(1) or (y) Treasury Regulation Section 1.409A-1(9)(iii)(A)(2) or any successor regulations. To the extent the amount otherwise payable immediately following the Change in Control under this Section 5 exceeds the amount payable under the immediately preceding sentence, such excess amount shall be paid in single sum on the first regular payroll date of the Company immediately following the six (6) month anniversary of the date of such Change on Control Termination.  If the Company reasonably determines that such termination is not an involuntary separation from service, the amount that would otherwise have been paid immediately following the date of the Executive’s Change of Control Termination under this Section 5 shall be paid in a single sum on the first payroll date of the Company immediately following the six month anniversary of the Executive’s Change in Control Termination.  This Section 5(c)) shall not apply to payments under Section 5(a) for Medical Coverage and life insurance.

(d) If amounts are payable under this Section 5, no amounts shall be payable under Section 3.

6. Gross-Up Payment.  If, for any reason, any part or all of the amounts payable to Executive under this Agreement (or otherwise, if such amounts are in the nature of compensation paid or payable by the Company or any of its subsidiaries after there has been a Change in Control) are deemed to be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any successor or similar provision, subject to the following provisions of this Section 6, the Company shall pay to Executive, in addition to all other amounts that Executive may be entitled to receive, an amount which, after all federal, state, and local taxes (of whatever kind) imposed on Executive with respect to such amount are subtracted there from, is equal to the excise taxes (which shall include any interest and penalties related thereto) imposed on such excess parachute payments pursuant to Section 4999 of the Code or any successor or similar provision.  Such amount will be paid to the Executive no later than the last day of the calendar year immediately following the calendar year in which the Executive pays such amount to the appropriate governmental authority.  In the event the amount of excess parachute payments paid or payable to Executive do not exceed 330% of Executive’s “base amount” determined pursuant to Section 280G of the Code, then the additional payment described in the preceding sentence shall not be paid and the severance pay payable to Executive hereunder shall be reduced such that no amounts paid or payable to Executive shall be deemed excess parachute payments subject to excise tax under Section 4999 of the Code.  All determinations required to be made under this Section 6 and the assumptions to be utilized in arriving at such determination shall be made by an independent, nationally recognized accounting firm designated by the Company (the “Auditor”).  The Auditor shall provide detailed supporting calculations to both the Company and the Employee within fifteen (15) business days of the receipt of notice from the Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Auditor shall be paid by the Company.  All determinations made by the Auditor shall be binding upon the Company and the Executive.

7. Conditions.  Any payments or benefits made or provided pursuant to this Agreement are subject to Executive’s:

(i) compliance with the provisions of Section 8 hereof;

(ii) delivery to the Company of an executed full and complete Release, on a form then acceptable to the Company, with such terms as needed under then applicable law to give full effect to its intent and purpose; and

(iii) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due under this Agreement shall not be due until after the expiration of any revocation period applicable to the Release.  Nevertheless, upon any termination of Executive’s employment, Executive shall be entitled to receive the Accrued Obligations, payable within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy.

8. Executive’s Covenants.  Executive acknowledges that the above consideration, absent this Agreement, is beyond what the Company is obligated to pay.  In consideration of the opportunity for severance benefits and payments specified above, and other good and valuable consideration, Executive agrees to the following, which shall continue to apply in the event Executive’s employment is terminated by either party for any reason:

(a) Confidential Information.  As used in this Section 8, “Confidential Information” shall mean the Company’s trade secrets and other non-public proprietary information relating to the Company or the business of the Company, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, pricing, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by the Company that is not known generally to the public or the industry.  Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive.

(b) Non-Disclosure.  Executive agrees that the Confidential Information is a valuable, special and unique asset of the Company’s business, that such Confidential Information is important to the Company and the effective operation of the Company’s business, and that during employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that Executive obtains while performing services for the Company, except as may be required in Executive’s reasonable judgment to fulfill his/her duties hereunder or to comply with any applicable legal obligation.

(c) Non-Competition; Non-Solicitation.

(i) During Executive’s employment with the Company and for the period of twelve (12) months immediately after the termination of Executive’s employment with the Company (including any parent, subsidiary, affiliate or division of the Company) for any reason whatsoever, and whether voluntary or involuntary, Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, consult, be employed or otherwise engaged by or with any entity or enterprise (“Competitor”) that competes with (A) the Company’s business of providing Medicaid managed care services, Medicaid-related services, behavioral health, nurse triage or pharmacy compliance specialty services or (B) any other business in which, after the date of this Agreement, the Company (or any parent, subsidiary, affiliate or division of the Company) becomes engaged (or has taken substantial steps in which to become engaged) on or prior to the date of termination of Executive’s employment. For purposes of paragraph 8, Executive agrees that this agreement not to compete applies to any Competitor that does business within the state of Missouri or and any other state in which Centene does business, and that such geographical limitation is reasonable.

(ii) During Executive’s employment with the Company (or any parent, subsidiary, affiliate or division of the Company) and for the period of twelve (12) months immediately after the termination of Executive’s employment with the Company (or any parent, subsidiary, affiliate or division of the Company) for any reason whatsoever, and whether voluntary or involuntary (“Restricted Period”), Executive will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of the Company (or any parent, subsidiary, affiliate or division of the Company) that Executive had dealings with, or responsibility for, or about which Executive had access to the Company’s Confidential Information or such customers’, vendors’ or suppliers’ confidential information.

(iii) Executive shall not, at any time during the Restricted Period, without the prior written consent of the Company, (1) directly or indirectly, solicit, recruit, hire, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, representative, officer or director of the Company (or any parent, subsidiary, affiliate or division of the Company); or (2) take any action to encourage or induce any employee, representative, officer or director of the Company (or any parent, subsidiary, affiliate or division of the Company) to cease their relationship with the Company (or any parent, subsidiary, affiliate or division of the Company) for any reason.

(iv) This Section 8(c) shall not apply if a "Change in Control" (as defined in Section 1(c)) occurs under Section 1(c)B thereof, or if such Change in Control occurs under Section 1(c)A or 1(c)C thereof without the prior approval, recommendation or consent of the Board of Directors of the Corporation.

(d) Enforcement.  If any of the provisions or subparts of this Section 8 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms.  Further, if any restriction contained in the provisions or subparts of this Section 8 is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

(e) Remedies for Breach.

(i) Because Executive’s services are unique and because Executive has access to the Company’s Confidential Information, the parties agree that any breach or threatened breach of this Section 8 will cause irreparable harm to the Company and that money damages alone would be an inadequate remedy.  The parties therefore agree that, in the event of any breach or threatened breach of this Section 8, and in addition to all other rights and remedies available to it under this Agreement or otherwise, and whether in equity or at law, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Section 8.

(ii) Executive acknowledges and understands that, but for agreeing to be bound to the provisions of this Section 8, Executive would not be entitled to receive the benefits and payments promised by Employer pursuant to Section 3, including all subparts thereto.  Executive agrees that any breach of this Section 8 would constitute a material breach of this Agreement and subjects Executive to the forfeiture of all payments made pursuant to Section 3 of this Agreement, as well as the forfeiture of any of the Executive’s existing equity awards, as referenced in Section 3(d).  Employer expressly reserves the right to pursue all other legal and equitable remedies available to it by virtue of any breach of this Section 8, including without limitation injunctive relief as provided in Section 8(e)(i) above.

(iii) Executive acknowledges and agrees that the remedies provided for in this Section 8(e) are cumulative and not exclusive of any and other remedies available under this Agreement or otherwise, and whether in equity or at law.  In that regard, Executive acknowledges and agrees that, while the forfeiture of payments and benefits referenced in Section 8(e)(ii) is appropriate in the event of a breach of Section 8, injunctive relief to prevent a continuing breach would still be necessary to give the Company an adequate remedy.

(f) Survival.  The provisions of this Section 8 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or any termination of Executive’s employment for any reason (whether voluntary or involuntary).

9. Outplacement and Subsequent Employment.  For a period of up to six (6) months from the date of the Qualifying Termination, the Company shall provide outplacement services to Executive that are comparable to other Executives at this level who have terminated.  Outplacement services shall be provided by an entity selected by the Company.  The Executive will use his/her best efforts, consistent with the terms of Section 8, to become gainfully employed during the period the Executive is receiving benefits under this Agreement.  If the Executive accepts other employment during the severance period he/she will promptly notify Company of the compensation receivable or which the Executive expects to receive from that employment that is attributable to the remaining period of the severance period.  All payments otherwise payable under this Agreement, with the exception of payments made pursuant to Section 6, may be reduced, in the discretion of the Company, by the amount of any compensation receivable or which the Executive expects to receive attributable to subsequent employment through the severance period.

10. Reformation.  If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

11. Governing Law; Venue.  This Agreement will be governed under the internal laws of the State of Missouri, without regard to its conflict of law principles.  Executive agrees that the State and Federal courts located in the State of Missouri shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and Executive hereby:  (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

12. Attorneys’ Fees.  Executive and the Company agree that, in the event a dispute arises that concerns paragraph 8 of this Agreement, the Prevailing Party shall be entitled to recover all of their reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with the dispute.  A “Prevailing Party” is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

13. No Contract of Employment.  This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with the Company is terminable at will by either party with or without cause and with or without notice.

14. Conflict.  If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other the Company document, then the provisions of this Agreement will control.  This Agreement will supersede any prior agreement between Executive and the Company with respect to the subject matter contained herein and may be amended only by a writing signed by an officer of the Company and the Executive.

15. Code Section 409A.  To the extent applicable, it is intended that this Agreement shall comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any payment or benefit under this Agreement is determined by the Company to be in the nature of a deferral of compensation, the Company and the Executive hereby agree to take such actions, not otherwise provided herein, as may be mutually agreed between the parties to ensure that such payments comply with the applicable provisions of Section 409A of the Code and the Treasury Regulations thereunder.  To the extent that any payment or benefit under this Agreement is modified by reason of this Section 15, it shall be modified in a manner that complies with Section 409A and preserves to the maximum possible extent the economic costs or value thereof (as applies) to the respective parties (determined on a pre-tax basis).

16. Withholding.  All compensation paid or provided to Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

17. Assignment.  This Agreement shall be for the benefit of and shall be binding upon the Company and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.  Executive expressly consents to the Company assigning this Agreement, including the provisions of Section 8 hereof.

18. Counterparts.  This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and the Company, by its duly authorized representatives, have executed this Agreement effective as of the date set forth below.

CENTENE CORPORATION

[Executive]	By:

Date	Date